UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8–K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report:           November 6, 2009

QUIXOTE CORPORATION
(Exact name of registrant as specified in its charter)

Commission file number           001-08123

DELAWARE	36-2675371
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:     (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed, on March 16, 2009, the Board adopted a Stockholder Rights Plan (“NOL Rights Plan”) designed to protect net operating loss (NOL) carry-forwards and certain other tax attributes of Quixote against the threat that changes in share ownership could limit the Company’s ability to use the NOLs in the future.

There are currently issued and outstanding $40,000,000 in principal amount of Quixote's 7% Convertible Senior Subordinated Notes due 2025 (the “Notes”), which are convertible into shares of Quixote common stock at a conversion price of $25.90 per share.  Under the provisions of the NOL Rights Plan, a person that acquires Notes will beneficially own the Quixote common stock that can been obtained on conversion of the Notes acquired.  Potentially, a person that acquires Notes could become an “Acquiring Person” for purposes of the NOL Rights Plan, thereby triggering the NOL Rights Plan, if the Quixote common stock to be received on conversion, together with any other Quixote common stock beneficially owned by such person, exceeds 4.9% of Quixote’s outstanding common stock.

Pursuant to the NOL Rights Plan, the Board of Directors of the Company on November 6, 2009 made a determination that the acquisition of Notes by a person be treated as an “Exempt Transaction” under the NOL Rights Plan; provided that such determination is limited solely to the acquisition of the Notes (in their current form without amendment or modification) for a purchase price that is not substantially less than the Note's face value, and does not include any other transaction or act with respect to the Notes (including without limitation, acquisition for a substantial discount from face value, conversion, exchange, modification, or amendment).  As a result, it is intended that no Acquiring Person will exist under the NOL Rights Plan solely as a result of the acquisition of a Note that is an Exempt Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION

DATE: November 6, 2009	/s/ Daniel P. Gorey
DANIEL P. GOREY
Executive Vice President, Chief Financial Officer and Treasurer (Chief Financial & Accounting Officer)